Exhibit 3.1

Execution Version

CERTIFICATE ELIMINATING

REFERENCE TO A SERIES

OF SHARES OF STOCK FROM THE

CERTIFICATE OF INCORPORATION

OF

ENIGMA SOFTWARE GROUP, INC.

Pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law (the “DGCL”), it is hereby certified that:

1.  The name of the corporation (the “Corporation”) is Enigma Software Group, Inc.

2.  The designation of the series of shares of stock of the Corporation to which this Certificate relates is Series A Convertible Preferred Stock (the “Series A Stock”).

3.  The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the Series A Stock were provided for in a resolution adopted by the Board of Directors of the Corporation (the “Board”) pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation.  A certificate setting forth said resolution has been heretofore filed with the Delaware Secretary of State on June 29, 2006 pursuant to the provisions of Section 151(g) of the DGCL.

4.  The Board has adopted the following resolution:

FURTHER RESOLVED, that upon the Repurchase, there shall be no issued and outstanding shares of Series A Stock;

FURTHER RESOLVED, that upon and following the Repurchase and Retirement, the Corporation shall not issue any further shares of Series A Stock pursuant to the Certificate of Designations, Preferences and Rights of Series A Preferred Stock, $0.001 Par Value of Enigma Software Group, Inc. (the “Series A Designation”); and

FURTHER RESOLVED, that upon the Repurchase and such retirement of the Series A Shares, the Corporation be, and hereby is, authorized to file a Certificate of Elimination of the Series A Designation with the Delaware Secretary of State pursuant to Section 151(g) of the DGCL, setting forth the above resolutions for purposes of eliminating from the Certificate of Incorporation of the Corporation all reference to Series A Stock.

CHGO1\31166582.4

5.  The effective time of this certificate shall be April 14, 2008.

Signed on April 14, 2008

By:	/s/ William R. Atkinson
William R. Atkinson
President and Chief Executive Officer